EXHIBIT 99.1

Wendy’s/Arby’s Group Reports 3rd Quarter 2009 Results

Wendy’s Improves Quarterly Restaurant Margins by 400 Basis Points and
 Launches ‘Real’ Campaign with Bacon Deluxe Cheeseburger

Arby’s Introduces Everyday Value Strategy with $5.01 Combos

Company Ahead of Plan on Key Profit Drivers

Board Increases Stock Repurchase Authorization to $100 Million

ATLANTA, November 5, 2009 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN), the third largest quick-service restaurant company in the United States, today reported results for the third quarter ended September 27, 2009, and commented on progress achieved over the past year since the merger between Triarc Companies, Inc. (“Triarc”) and Wendy’s International, Inc. (“Wendy’s”).

Roland Smith, President and Chief Executive Officer of Wendy’s/Arby’s Group, stated: “We are pleased to report $124.4 million of adjusted earnings before interest, taxes, depreciation and amortization1 (“EBITDA”) for the third quarter 2009, an increase of 9.1% as compared to the pro-forma third quarter 2008.  We are ahead of plan on our key profit drivers to generate an annualized incremental $160 million of EBITDA by the end of 2011 from Wendy’s® restaurant margin improvement and general and administrative expense (“G&A”) efficiencies.  This progress is reflected in the 400 basis points of margin improvement at Wendy’s in the third quarter of 2009.  We are providing customers with excellent premium products – such as Arby’s® Roastburger™, Wendy’s Boneless Wings and the new Wendy’s Bacon Deluxe Cheeseburger – and we are developing more effective value strategies at each brand during this very challenging economic climate.  Looking ahead, we will leverage marketing initiatives and new product development to increase sales at each brand and continue to focus on Wendy’s margin improvements and merger-related G&A savings.”

Third-Quarter and Year-to-Date Financial Summary
Results for the third quarter ended September 27, 2009 include the effect of the September 29, 2008 merger between Triarc and Wendy’s.  The results for the 2008 third quarter and year-to-date periods only include results for Triarc, except where presented on a pro-forma basis.
▪	Wendy’s North America systemwide same-store sales decreased 0.1%. Wendy’s company-operated restaurant margin improved 400 basis points compared to the third quarter a year ago.
▪	Arby’s North America systemwide same-store sales decreased 9.0%. Arby’s company-operated restaurant margin decreased 450 basis points compared to the third quarter a year ago.
▪	Consolidated revenues were $903.2 million in the third quarter of 2009 and $2.7 billion year-to-date.
▪
Third quarter 2009 adjusted EBITDA, excluding pre-tax integration-related costs of $5.0 million, was $124.4 million, an increase of 9.1% from pro-forma third quarter 2008 adjusted EBITDA of $114.0 million.

▪
Year-to-date adjusted EBITDA, excluding pre-tax integration-related costs of $20.1 million, was $321.8 million, and increased 10.0% as compared to pro-forma 2008 year-to-date adjusted EBITDA of $292.5 million.

▪
Third quarter 2009 income from continuing operations was $14.3 million, or $0.03 per share, including after tax special charges of $12.8 million, or $0.03 per share.  Year-to-date income from continuing operations was $18.2 million, or $0.04 per share, including after tax special charges of $40.2 million, or $0.09 per share.

_____________________________________

1 See reconciliation of Non-GAAP measures to GAAP results detailed on page 7.

Wendy’s Brand Highlights
For the third quarter of 2009, Wendy’s sales were $536.8 million from company-operated restaurants and franchise revenues were $76.7 million.  Total revenue was $613.5 million compared to pro-forma revenue of $624.7 million in the third quarter a year ago.  This decrease of $11.2 million was primarily due to lower company same-store sales resulting from the reduction in the number of company-operated restaurants serving breakfast, the negative effect of foreign exchange rates and fewer overall restaurants.
▪
Wendy’s North America company-operated same-store sales increased 0.1%, excluding the effect of approximately 300 fewer Wendy’s restaurants serving breakfast, compared to the third quarter of 2008.  Including the effect of breakfast removal, company-operated same-store sales decreased 1.4% compared to the third quarter a year ago.

▪	Wendy’s North America franchise same-store sales increased 0.4%. Franchise sales were not materially impacted by changes in the number of restaurants serving breakfast.
▪
Wendy’s company-operated restaurant margin was 16.5% for the third quarter of 2009, compared to 12.5% in the third quarter of 2008, reflecting a 400 basis point improvement.  The year-over-year improvement was due primarily to operational improvements in food, labor and certain controllable costs, lower commodity costs of approximately 100 basis points, and the benefit of price increases taken late in 2008.

▪	Wendy’s ended the third quarter of 2009 with 6,608 restaurants, a net decrease of 17 units from the end of the third quarter a year ago.

“Excluding the impact of breakfast, Wendy’s same-store sales were positive during the quarter, which we believe was among the best results in the restaurant industry, and we continued to drive outstanding margin improvement,” said Smith.  “We benefited from lower commodity costs in the third quarter and expect that trend to continue in the fourth quarter.  Although the margin benefit from prior-year pricing will be less pronounced in the fourth quarter, we are confident that Wendy’s can improve margins for the full year by more than 250 basis points, which would represent one-half of our targeted 500 basis point improvement by 2011.”

“Last month, we launched our ‘You Know When It's Real™’ advertising campaign highlighting Wendy’s great tasting products, quality ingredients and fresh, never frozen North American beef.  Our new Bacon Deluxe Cheeseburger with applewood-smoked bacon strengthens Wendy’s brand positioning to be the best-tasting and highest quality hamburger in the quick-service restaurant industry,” said Smith.

“While October company-operated same-store sales have decreased, Wendy’s two-year comp trends were +1% for the month excluding the effect of breakfast removal, which is consistent with 2009 year-to-date results.  Sales mix for the Bacon Deluxe Cheeseburger has been encouraging, and we believe same-store sales will improve from October.  As we approach 2010, we have a full pipeline of new premium and value products in various test phases across the Wendy’s system, and we are focused on regaining our leadership position in product innovation and driving sales growth,” said Smith.

Click here for photos and advertising of Wendy’s Bacon Deluxe: www.wendysarbys.com/about/our-brands/wendysrestaurant.

Arby’s Brand Highlights
For the third quarter of 2009, Arby’s sales were $269.2 million from company-operated restaurants and franchise revenues were $20.5 million.  Total revenue was $289.7 million compared to $310.4 million in the third quarter a year ago, a decrease of $20.7 million, which was primarily due to lower same-store sales.
▪
Arby’s North America company-operated same-store sales declined 6.5% and North America franchise same-store sales declined 10.2%.  Sales at company-operated restaurants benefited from more aggressive discounting than franchise restaurants in the third quarter of 2009.

▪
Arby’s company-operated restaurant margin was 12.1% in the third quarter of 2009, compared to 16.6% in the third quarter of 2008.  The year-over-year difference was due primarily to sales deleveraging, targeted product discounting and increased advertising in the quarter, partially offset by favorable commodity costs.

▪	Arby’s ended the third quarter of 2009 with 3,739 restaurants, a net increase of 4 units from the end of the third quarter a year ago.

“We launched the first phase of Arby’s everyday value strategy in October, which we believe will compete more effectively against the aggressive promotions and discounting in the sandwich category,” Smith said.  “We introduced our $5.01 combo offering, which gives customers a choice of five full-sized sandwiches with fries and a drink.  The offer has already generated substantial sales mix and it provides a platform to build transactions through increased frequency. The second phase of our everyday value strategy includes expanding the number of markets offering our $1 value menu, which has successfully driven traffic and sales in test markets.  While October same-store sales have further softened, reflecting weaker industry trends, we believe our sales will improve as we begin to benefit from our everyday value strategy. Longer-term, we believe that our strategy to balance our premium products with more affordable options will rejuvenate sales and return margins to higher levels.”

Click here for photos and advertising of Arby’s $5.01 everyday value offer: www.wendysarbys.com/about/our-brands/arbysrestaurant.

Company Continues to Expect Average Annual Mid-Teens Adjusted EBITDA Growth Through 2011
The Company continues to expect to achieve average annual adjusted EBITDA growth in the mid-teens through 2011.  The Company remains on track with its key profit initiatives targeting a total of $160 million in annualized incremental EBITDA by the end of 2011.  These targeted improvements include $100 million from improving Wendy’s company-operated restaurant margins by 500 basis points and $60 million from achieving synergies and G&A reductions.

Wendy’s Forming Supply Chain Cooperative
During the 2009 fourth quarter, Wendy’s and its franchisees entered into an agreement to establish a national supply chain cooperative (co-op) for the Wendy’s brand. The co-op will manage food and related product purchases and distribution services for the Wendy’s system in the U.S. and Canada.  The co-op is expected to begin operations in January, 2010.  The Company has committed to fund approximately $15.5 million for the co-op, which will be recorded as a charge in the fourth quarter of 2009 and paid over an 18 month period. After an initial startup period, ongoing operations of the co-op will be funded by all members of the co-op including franchisees.

“The creation of the Quality Supply Chain Co-op (QSCC) will represent the successful culmination of an effort by the Company and our franchisees to organize an improved supply chain system,” said Chief Financial Officer Steve Hare.  “We look forward to the long-term benefits of optimizing the supply chain, while providing increased transparency to our franchisees.  In the future, the Company will work with QSCC and Arby’s purchasing co-op (ARCOP) to further leverage the buying power of both Wendy’s and Arby’s on non-brand specific products and services.”

International Development
The Company recently announced hiring industry veteran Andy Skehan as Senior Vice President of Wendy's/Arby's International to lead plans for international development.  The Company believes there is the potential for more than 8,000 restaurants outside of North America and plans to capitalize on this important growth opportunity.

$100 Million Stock Repurchase Authorization
The Company purchased 10.3 million of shares of common stock as of October 26, 2009, for $49.1 million at an average per share price of $4.77.  At the close of business on October 30, 2009, the Company had approximately 463,003,000 shares of common stock outstanding.  On November 3, 2009, the Board authorized an additional $50 million for a total of $100 million authorized common stock repurchases.  The authorization will remain in effect through January 2, 2011 and will allow the Company to make repurchases as market conditions warrant.

Special Expense Items
In the third quarter of 2009, the Company recorded pre-tax special items of approximately $20.6 million ($12.8 million after tax), including integration-related expenses and impairment charges.

Year-to-date net pre-tax special items were $66.5 million ($40.2 million after tax), including integration-related expenses, impairment charges, depreciation adjustments, asset write-offs and investment-related expenses.

Interest Rate Swaps
During the third quarter of 2009, the Company executed $361 million in fixed to floating interest rate swaps, which represents approximately 24% of the $1.5 billion of the Company’s long-term debt.

Management to Host Conference Call Today – November 5, 2009
Management will host a conference call with slides to discuss its financial results today (November 5) at 12:00 p.m. ET.  Hosting the call will be Roland Smith, President and Chief Executive Officer; Steve Hare, Senior Vice President and Chief Financial Officer; and John Barker, Senior Vice President and Chief Communications Officer.

The conference call can be accessed live over the phone by dialing 877-572-6014 or for international callers by dialing 281-913-8524; and the slides can be accessed from the investor relations page of the Company’s website at www.wendysarbys.com. A replay will be available two hours after the call and can be accessed by dialing 800-642-1687, or for international callers by dialing 706-645-9291; the conference ID for the replay is 36103226. The replay will be available until midnight ET on Thursday, November 19, 2009. The call and slides will also be webcast live from the investor relations page of the Company's website at www.wendysarbys.com.  The webcast and accompanying slides will be archived on the Company's website at www.wendysarbys.com.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc is the third largest quick-service restaurant company in the U.S. and includes Wendy’s International, Inc., the franchisor of the Wendy’s restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s restaurant system.  The combined restaurant systems include more than 10,000 restaurants in the United States and 24 countries and territories worldwide.

Forward-Looking Statements
This press release contains certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of Wendy’s/Arby’s Group, Inc. and its subsidiaries (collectively “Wendy’s/Arby’s Group” or the “Company”).  Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; future domestic or international business development; future daypart expansion; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.  Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by our forward-looking statements.  Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to: (1) changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home; (2) prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, increasing unemployment and decreasing consumer spending; (3) the ability to successfully integrate acquired businesses and to achieve related synergies, cost reductions and operational improvements; (4) cost and availability of capital; (5) cost fluctuations associated with food, supplies, energy, fuel, distribution or labor; (6) the financial condition of our franchisees; (7) conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; (8) the availability of suitable locations and terms for the development of new restaurants; (9) adoption of new, or changes in, laws, regulations or accounting policies and practices; (10) changes in debt, equity and securities markets; (11) changes in the interest rate environment; and (12) other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the SEC, including those identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.  In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is used by the Company as a performance measure for benchmarking against the Company’s peers and competitors.  The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry.  The Company also uses adjusted EBITDA, which excludes facilities relocation and corporate restructuring, integration costs included within general and administrative expense and 2008 Wendy’s special committee charges as an internal measure of business operating performance.  The Company believes adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the Company’s current business.  EBITDA and adjusted EBITDA are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”).  Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way the Company calculates EBITDA or similarly titled financial measures and should not be considered as alternative measures of operating profit (loss) or net income (loss).

The Company’s presentation of EBITDA and adjusted EBITDA is not intended to replace the presentation of the Company’s financial results in accordance with GAAP.

Media and Investor Contacts:
John Barker at 678-514-6900 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Consolidated Statements of Operations1
Third Quarter and Nine Month Periods Ended September 27, 2009 and September 28, 2008

(In Thousands Except Per Share Amounts)	Third Quarter		Nine Months
(Unaudited)	2009	2008	2009	2008
Revenues:
Sales	$806,038	$287,641	$2,395,476	$860,560
Franchise revenues	97,183	22,730	284,416	65,679
	903,221	310,371	2,679,892	926,239
Costs and expenses:
Cost of sales	684,071	239,880	2,046,475	718,317
General and administrative	97,909	36,075	320,533	123,108
Depreciation and amortization	47,020	16,497	143,369	48,766
Impairment of long-lived assets	15,528	14,204	31,108	15,621
Facilities relocation and corporate restructuring	1,725	(82)	8,899	812
Other operating expense (income), net	146	-	2,245	(487)
	846,399	306,574	2,552,629	906,137
Operating profit	56,822	3,797	127,263	20,102
Interest expense	(36,457)	(13,585)	(89,671)	(41,020)
Investment income (expense), net	737	6,724	(3,850)	3,189
Other than temporary losses on investments	-	(8,100)	(3,916)	(79,686)
Other income (expense), net	1,319	736	303	(2,619)
Income (loss) from continuing operations before income taxes	22,421	(10,428)	30,129	(100,034)
(Provision for) benefit from income taxes	(8,155)	(2,938)	(11,895)	12,292
Income (loss) from continuing operations	14,266	(13,366)	18,234	(87,742)
Income from discontinued operations, net of income taxes	422	1,219	422	1,219
Net income (loss)	$14,688	$(12,147)	$18,656	$(86,523)

Basic and diluted net income (loss) per share:
Common stock	$0.03	$(0.13)	$0.04	$(0.94)
Class B common stock	N/A	$(0.13)	N/A	$(0.94)
Number of shares used to calculate diluted income (loss)
per share:
Common stock	471,393	28,905	471,093	28,903
Class B common stock	N/A	63,745	N/A	63,720

	Sept. 27, 2009	Dec. 28, 2008
Balance Sheet Data:	(Unaudited)	(Audited)
Cash and cash equivalents2	$644,646	$90,090
Total assets	5,068,306	4,645,620
Long-term debt	1,507,857	1,081,151
Total equity	2,399,506	2,383,445

1
The 2009 results include the effect of the merger between Triarc Companies, Inc. and Wendy's International, Inc. which was completed on September 29, 2008; however, the third quarter and nine months ended September 27, 2008 only include results for Triarc Companies, Inc.  In connection with the merger, Wendy's became a wholly owned subsidiary of Triarc and Triarc changed its name to Wendy's/Arby's Group, Inc. and converted each outstanding share of Triarc’s Class B common stock into one share of Wendy’s/Arby’s Class A common stock. In connection with the recent amendment and restatement of our Certificate of Incorporation, our Class A common stock is now referred to as Common Stock.

2  Excludes cash and cash equivalents related to trust accounts for termination costs for former Wendy's executives, other investments and other restricted cash in both periods presented and cash equivalents in a managed account at December 28, 2008.

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Calculation of EBITDA and a Reconciliation of EBITDA to
Income (Loss) from Continuing Operations Compared to Pro-forma1 2008 Results

(In Thousands)	Third Quarter		Nine Months
(Unaudited)		Pro-Forma		Pro-Forma
	2009	2008	2009	2008
EBITDA	$119,370	$44,245	$301,740	$204,960
Depreciation and amortization	(47,020)	(46,225)	(143,369)	(140,584)
Impairment of long-lived assets	(15,528)	(15,445)	(31,108)	(17,010)
Operating profit (loss)	56,822	(17,425)	127,263	47,366
Interest expense	(36,457)	(24,974)	(89,671)	(74,423)
Investment income (expense), net	737	8,825	(3,850)	9,311
Other than temporary losses on investments	-	(8,100)	(3,916)	(79,686)
Other income (expense), net	1,319	(2,567)	303	(6,043)
Income (loss) from continuing operations before income taxes	22,421	(44,241)	30,129	(103,475)
(Provision for) benefit from income taxes	(8,155)	888	(11,895)	7,458
Income (loss) from continuing operations	$14,266	$(43,353)	$18,234	$(96,107)

Reconciliation of EBITDA to Adjusted EBITDA

(In Thousands)	Third Quarter		Nine Months
(Unaudited)		Pro-Forma		Pro-Forma
	2009	2008	2009	2008
EBITDA	$119,370	$44,245	$301,740	$204,960
Plus: Facilities relocation and corporate restructuring	1,725	747	8,899	3,334
Integration costs in general and administrative	3,292	-	11,210	-
Special committee charges	-	69,008	-	84,231
Adjusted EBITDA	$124,387	$114,000	$321,849	$292,525

Adjusted EBITDA Growth %	9.1%		10.0%

1Additional Information Online
The Company’s quarterly pro-forma data for 2008 is available on the Company’s website at www.wendysarbys.com, or by clicking here.  The unaudited pro-forma financial information is based upon the historical consolidated financial statements of Wendy’s/Arby’s Group, Inc. (formerly Triarc Companies, Inc.) and Wendy’s International, Inc. and have been prepared to illustrate the effect of the merger in which Wendy’s became a wholly owned subsidiary of Wendy’s/Arby’s Group.  The pro-forma results of operations are prepared on an “as if” basis assuming the merger with Wendy’s occurred at the beginning of 2008 and includes the effect of the final purchase price allocation as of September 27, 2009.

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Selected Brand Financial Highlights

Wendy’s (Unaudited)	Third Quarter		Nine Months
	2009	2008	2009	2008
Systemwide same-store sales	-0.1%	0.2%	0.2%	0.4%

Revenues: (In Thousands)
Sales	$536,802	$548,111	$1,582,928	$1,617,213
Franchise revenues*	76,713	76,609	224,006	222,667
	$613,515	$624,720	$1,806,934	$1,839,880

Restaurant margin %*	16.5%	12.5%	14.6%	11.6%

Restaurant count:	Company-operated	Franchised	Systemwide
Restaurant count at June 28, 2009	1,395	5,213	6,608
Opened	1	13	14
Closed	(1)	(13)	(14)
Restaurant count at September 27, 2009	1,395	5,213	6,608

Arby’s (Unaudited)	Third Quarter		Nine Months
	2009	2008	2009	2008
Systemwide same-store sales	-9.0%	-5.1%	-8.0%	-3.0%

Revenues: (In Thousands)
Sales	$269,236	$287,641	$812,548	$860,560
Franchise revenues	20,470	22,730	60,410	65,679
	$289,706	$310,371	$872,958	$926,239

Restaurant margin %	12.1%	16.6%	13.8%	16.5%

Restaurant count:	Company-operated	Franchised	Systemwide
Restaurant count at June 28, 2009	1,170	2,575	3,745
Opened	2	12	14
Closed	(7)	(13)	(20)
Restaurant count at September 27, 2009	1,165	2,574	3,739

*The Wendy’s results reflect adjustments to the franchise revenues and restaurant margin to conform to Wendy’s/Arby’s Group definitions.  Restaurant margin is defined as sales from company-operated restaurants (excluding sales from bakery items and kid’s meal promotion items to franchisees) less cost of sales (excluding costs from bakery items and kid’s meal promotion items), divided by sales.